AMCORE

FINANCIAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 4, 2004

To the Stockholders of AMCORE Financial, Inc.:

The Annual Meeting of Stockholders of AMCORE Financial, Inc., a Nevada corporation, will be held at the Coronado Theatre, 314 North Main Street, Rockford, Illinois on May 4, 2004, at 6:00 p.m., Rockford time, for the following purposes:

1.	To elect five directors;

2.	To ratify the appointment of KPMG LLP as independent auditors;

3.	To approve the Amended and Restated AMCORE Stock Option Advantage Plan, as set forth in Appendix A of the Proxy Statement appended to this Notice; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 5, 2004 are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

Stockholders are cordially invited to attend the Annual Meeting. Whether or not you are able to attend the meeting, we would appreciate if you would complete and deliver your proxy as promptly as convenient. We are pleased to be able to offer you the option of delivering your proxy by telephone or by Internet transmission in addition to the traditional method of completing, signing and mailing a proxy card. The proxy may be revoked at any time before it is voted, provided that written notice thereof has been given to the Secretary of the Company. If you are present at the meeting, you may vote your shares in person and the proxy will not be used.

In accordance with proxy householding rules, only one copy of the Company’s Annual Report on Form 10-K (“Annual Report”) and Proxy Statement has been sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries, i.e., brokers or banks, will household proxy materials. The Company will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, you may write to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104 or call (815) 968-2241. Stockholders sharing an address who now receive multiple copies of the Company’s Annual Report and Proxy Statement may request delivery of a single copy by writing or calling the Company at the above address or by contacting their broker, provided they have determined to household proxy materials. The Company’s Notice of Annual Meeting and Proxy Statement and Annual Report are available on the Company’s Internet site at www.AMCORE.com.

For further information concerning individuals nominated as directors, the appointment of KPMG LLP as independent auditors, the Amended and Restated AMCORE Stock Option Advantage Plan and the use of the proxy, you are respectfully urged to read the Proxy Statement on the following pages.

By order of the Board of Directors,

James S. Waddell

Secretary

March 12, 2004

Rockford, Illinois

AMCORE FINANCIAL, INC.

501 Seventh Street

Rockford, Illinois 61104

March 12, 2004

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of AMCORE Financial, Inc. (Company), a Nevada corporation, to be held on May 4, 2004 at 6:00 p.m., Central time, at the Coronado Theatre, 314 North Main Street, Rockford, Illinois and any adjournment thereof, and further to inform the stockholders concerning the use of the proxy and the business to be transacted at the meeting.

The enclosed proxy is solicited by the Board of Directors of the Company. The proxy may be revoked at any time before it is voted. Proxies may be revoked by filing written notice of revocation with the Secretary of the Company before the meeting or by attending the meeting and voting in person. The items enumerated herein constitute the only business which the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, with respect to any other business which may properly come before the meeting. Stockholders are entitled to one vote for each share. Only stockholders of record at the close of business on March 5, 2004 are entitled to notice of, and to vote at, the meeting.

Pursuant to the Bylaws of the Company, a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at the meeting. Directors shall be elected by a plurality of the votes cast in the election of directors. Any action to be taken by a vote of the stockholders, other than the election of directors, must be authorized by a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote thereon. In tabulating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

The expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may in some cases also be made by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. This proxy statement and the accompanying proxy are first being mailed or delivered to stockholders on or about March 12, 2004.

ITEM 1—ELECTION OF DIRECTORS

In the election of the Board of Directors, stockholders are entitled to one vote for each common share owned by them for each of the five nominees. Stockholders may not cumulate their votes. As of February 15, 2004, the Company had outstanding 25,244,000 shares of common stock. Proxy votes not limited to the contrary will be cast for the election of the nominees named below, but should any of such individuals unexpectedly become unavailable for election, the proxies reserve the right to nominate and vote for such other person or persons as they shall designate.

The following sets forth the names, ages, principal occupations during the last five years and other information regarding the director nominees and those directors whose terms continue after the meeting.

There is one Class II director to be elected at the 2004 Annual Meeting. The Nominee for Class II director whose term will expire in 2006 is Jack D. Ward. There are four Class III directors to be elected at the 2004 Annual Meeting. Nominees for Class III directors whose terms will expire in 2007 are: Paula A. Bauer, Karen L. Branding, Paul Donovan and Gary L. Watson.

Class II Director

Jack D. Ward—Director since 1995

Mr. Ward, age 51, is an Attorney at Law and Partner with the law firm of Reno, Zahm, Folgate, Lindberg & Powell.

Class III Directors

Paula A. Bauer—Director since 1999

Ms. Bauer, age 49, is the Vice President of Global Supply Chain Management at RAYOVAC Corporation (battery and lighting device company).

Karen L. Branding—Director since 2000

Ms. Branding, age 43, has been Vice President of Busch Entertainment Corporation since October 2002. She was previously Chairman, President and Chief Executive Officer of Busch Creative Services (an Anheuser-Busch Company). She was a director of Vintage Mutual Funds, Inc. until March 2000.

Paul Donovan—Director since 1998

Mr. Donovan, age 56, was the Senior/Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation (diversified holding company providing energy and manufacturing services) from August 1999 until June 2003. At that time, he became a special advisor to the Chairman of Wisconsin Energy Corporation pending his retirement from Wisconsin Energy Corporation in February 2004. He was previously Executive Vice President and Chief Financial Officer of Sundstrand Corporation (manufacturer of industrial and aerospace products). He has been a director of CLARCOR, Inc. (diversified manufacturer) since March 2003, a director of Solutia, Inc. (manufacturer of specialty chemical products) from October 2001 to February 2004 and a director of Woodward Governor Company (manufacturer of controls for various types of engines) since November 2000.

Gary L. Watson—Director since 1987

Mr. Watson, age 58, is the President of Newspaper Division, Gannett Co., Inc.

Those directors whose terms do not expire this year are:

Class I Directors (terms expire 2005)

John A. Halbrook—Director since 1997

Mr. Halbrook, age 58, is Chairman of the Board and Chief Executive Officer of Woodward Governor Company (manufacturer of controls for various types of engines).

Frederick D. Hay—Director since 1997

Mr. Hay, age 59, retired as Senior Vice President—Operations of Snap-on Incorporated (manufacturer of tools) in February 2002.

Class II Directors (terms expire 2006)

Kenneth E. Edge—Director since 2000

Mr. Edge, age 58, has been the Chairman of the Board of Directors since January 2003, and has been President and Chief Executive Officer of the Company since July 2002. He was President and Chief Operating Officer of

the Company from May 2000 to July 2002 and was Executive Vice President and Chief Operating Officer of the Company until May 2000. He has been Chairman of the Board, President and Chief Executive Officer of AMCORE Bank, N.A. since October 1999. He has been Chairman of the Board of AMCORE Investment Group, N.A. (AIG) since October 1999 and President and Chief Executive Officer of AIG since November 2003.

John W. Gleeson—Director since 2003

Mr. Gleeson, age 57, is the Senior Vice President and Treasurer of Walgreen Company (retail drug stores).

William R. McManaman—Director since 1997

Mr. McManaman, age 56, has been the Executive Vice President and Chief Financial Officer of Aurora Foods, Inc. (manufacturer, marketer and distributor of both dry and frozen branded food products) since April 2002. He was previously Vice President—Finance and Chief Financial Officer of Dean Foods Company (processor and distributor of dairy products) until April 2000. Aurora Foods filed Chapter 11 bankruptcy on December 8, 2003.

Information Concerning the Board of Directors and Its Committees

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Board of Directors is in compliance with the requirement that the Board contain a majority of independent directors. This determination of independence was made by the entire board using the definitions of independence prescribed by the Securities and Exchange Commission (SEC) and by the National Association of Security Dealers (NASD). Each director on the Company’s Board of Directors was determined to be independent with the exception of Mr. Edge who is a Company employee. The Corporate Governance Guidelines instructs that no more than two management executives may serve on the Board at the same time. The Guidelines also require the non-management directors of the Company to meet in executive session without management on a regularly scheduled basis.

The Board is in compliance with the requirement to have at least three Audit Committee members, all of whom must be independent. The members of the Audit Committee were determined to be independent under the Audit Committee independence requirements set forth by the SEC and the NASD. The independence requirements for Audit Committee members are more stringent than regular Board independence requirements. The full Board named William R. McManaman as the “Audit Committee Financial Expert” of the Audit Committee under the definition prescribed by the SEC.

The Charter of the Governance and Nominating Committee, Charter of the Audit Committee, Charter of the Compensation Committee, Company’s Code of Ethics, Corporate Governance Guidelines and the Whistle Blower Provisions are all available on the Company’s website at www.AMCORE.com/governance.

Committees of the Board of Directors:

The Company has an Executive Committee whose members are Messrs. Donovan, Edge, Halbrook, Hay and McManaman. The Executive Committee exercises certain powers of the Board of Directors in the management of the Company that have been delegated to the Executive Committee by the Board of Directors. The Executive Committee did not meet during 2003.

The Company has an Audit Committee whose members are Ms. Bauer and Messrs. Gleeson, Halbrook, McManaman and Watson, each of whom is independent as defined in Rule 4200(a)(15) of the NASD’s listing standards. The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in monitoring (1) the integrity of the financial reporting process and systems of internal control of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company’s internal and external auditors. For more information on the responsibilities of the Audit Committee, please refer to the Audit Committee Charter attached as Appendix B to this Proxy Statement. The Audit Committee held seven meetings during 2003. A report of the Audit Committee is set forth on page 15 of this Proxy Statement.

The Audit Committee is also responsible for pre-approving audit and non-audit services. The Audit and Non-Audit Services Policy is attached as Appendix C to the Proxy. Proposed services may (1) either be pre-approved pursuant to pre-approval policies and procedures established by the Audit Committee that are detailed as to the particular service and do not delegate Audit Committee responsibilities to management without consideration of specific case-by-case services by the Audit Committee or (2) require the specific pre-approval of the Audit Committee. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the Company’s auditor. Any proposed services exceeding the pre-approved maximum fee amounts set forth in the policy will also require specific pre-approval by the Audit Committee. For both types of pre-approval, the Audit Committee shall consider whether the services to be performed by the auditor are consistent with the Sarbanes-Oxley Act of 2002 and applicable SEC rules on auditor independence and whether the provision of such services by the auditor would impair the auditor’s independence. In addition to the rules of the SEC relating to auditor independence, the Audit Committee takes into consideration various other relevant factors.

The Company has an Investment Committee whose members are Messrs. Donovan, Edge, Halbrook, McManaman and Ward. Mr. Norman E. Johnson also served on this committee during 2003, but has resigned his director position effective February 11, 2004. The Investment Committee establishes the investment policies of the Company and its subsidiaries. During 2003, the Investment Committee held four meetings.

The Company has a Compensation Committee whose members are Ms. Branding and Messrs. Donovan and Hay, each of whom is independent. Mr. Norman E. Johnson also served on this committee during 2003. The Compensation Committee is appointed by the Board of Directors of the Company to: 1) oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans and 2) produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with all applicable rules and regulations. During 2003, the Compensation Committee held four meetings. A report of the Compensation Committee is set forth on page 13 of this Proxy Statement.

The Company has a Corporate Governance and Nominating Committee whose members are Ms. Bauer, Ms. Branding, Messrs. Gleeson, Hay, Ward and Watson, each of whom is independent. The functions of the Corporate Governance and Nominating Committee include the following: (1) identifying and recommending to the Board individuals qualified to serve as directors of the Company; (2) recommending to the Board directors to serve on committees of the Board; (3) advising the Board with respect to matters of Board composition and procedures, including compensation; (4) developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and (5) overseeing the annual evaluation of the Board and the Company’s management. The Corporate Governance and Nominating Committee met three times during 2003.

The Corporate Governance and Nominating Committee is governed by a charter, a current copy of which is available on our corporate website at www.AMCORE.com/governance. A copy of the charter is also available in print to shareholders upon request, addressed to the Corporate Secretary at AMCORE Financial, Inc., 501 Seventh Street, Rockford, Illinois, 61104.

As of December 31, 2003, the Company had no other committees of the Board of Directors.

The Board of Directors met five times during 2003. All directors attended at least 75% of the meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which they served during the period for which they were directors in 2003 with the exception of Ms. Branding who attended 67% and Mr. Johnson who attended 69%. Nine directors were in attendance at the 2003 Annual Meeting of Shareholders. The Corporate Governance Guidelines adopted by the Board of Directors states that a director is expected to regularly attend meetings of the Board and committees on which such director sits. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the Chairman of the Board or the Chairman of the appropriate committee in advance of such meeting. All directors have complied with this requirement.

Compensation of the Board of Directors:

In order to more closely link directors’ pay to performance and to further align the Board’s interests with stockholders, a retainer is paid in AMCORE common stock. During 2003, each non-employee director earned an annual retainer of $10,000. All non-employee directors earned a fee of $1,000 for each Board of Directors and committee meeting attended during 2003 with the exception of committee chairman who received $3,000 for each committee meeting attended and chaired. Participants of telephonic committee meetings received $250 per meeting with the exception of the committee chairman who received $750 for each meeting chaired. Directors can elect to defer any meeting fees into the AMCORE Deferred Compensation Plan. The Company also reimburses non-employee directors for all out-of-pocket travel expenses.

Non-employee directors may defer fees pursuant to the AMCORE Deferred Compensation Plan. Deferred amounts are credited to one of 11 measurement funds. The value of these accounts will appreciate or depreciate based on market performance. Deferral amounts are credited to individual accounts in the name of each participating director in the Company’s records, are unsecured and are payable only in cash following termination of the director’s service to AMCORE and its subsidiaries. The deferred amounts will be paid out of the general corporate assets and are subject to creditor claims.

In 2002, non-employee directors received an option to purchase 4,500 shares of AMCORE common stock under AMCORE’s 2001 Stock Option Plan for Non-Employee Directors, as amended. No other grants are contemplated until 2005 for those directors. Mr. Gleeson, a new director, received a grant of 3,000 shares in 2003 at the time of his election to the Board. Each option has an exercise price equal to the fair market value of the shares on the date the option is granted. Options vest over a three-year period on the anniversary of the grant date and are exercisable for seven years after the date of grant. Upon a change in control of AMCORE, disability or death, or if the director leaves the Board after completing a full three-year term, these options become immediately exercisable. The exercise price of an option may be paid in cash or with previously owned shares of common stock or a combination thereof.

Mr. C. Roger Greene, as Director Emeritus, receives a lifetime retainer of $7,000 per year. Messrs. Milton R. Brown, Robert A. Doyle, Lawrence E. Gloyd and Dr. Robert A. Henry, as Director Emeriti, each receive a lifetime retainer of $10,000 per year. Non-Employee Directors who joined the Board of Directors prior to 1997 and have 10 years’ service at the time of retirement are eligible to receive a lifetime retainer. Non-Employee Directors not eligible for a lifetime retainer have received 650 shares of restricted common stock that vest over a five year period beginning in year five from the date of issue.

Director Nomination Process:

The Corporate Governance and Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Corporate Governance and Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Corporate Governance and Nominating Committee also seeks to have the Board represent a diversity of backgrounds, experience, gender and race.

The Corporate Governance and Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board – for example, retirement as a CEO or CFO of a public Company. The Corporate Governance and Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates for which the firm is compensated. This method was used for the last several director searches, including the most recent that brought the Treasurer of Walgreen’s to the AMCORE Financial, Inc. Board of Directors. As described below, the Committee will also consider candidates recommended by shareholders.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Corporate Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Corporate Governance and Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Corporate Governance and Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information: (1) the name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and (2) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Corporate Governance and Nominating Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 501 Seventh Street, Rockford, Illinois 61104 and must be received by the Corporate Secretary not less than 50 days nor more than 75 days prior to the annual meeting of shareholders.

Once a person has been identified by the Corporate Governance and Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Corporate Governance and Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Corporate Governance and Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Shareholder Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board including without limitation the Chair of the Corporate Governance and Nominating Committee, Fred Hay, or the non-management directors as a group, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 501 Seventh Street, Rockford, Illinois 61104. To communicate with any of our directors electronically, shareholders should go to our corporate website at www.AMCORE.com. Under the headings “Investor Relations/Corporate Governance/Communicating with our Board,” you will find an on-line form that may be used for writing an electronic message to the Board, any individual directors, or any group or committee of directors. Please follow the instructions on our website in order to send your message.

All communications received as set forth in the preceding paragraph will be opened by the office of our Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Security Ownership of Directors and Officers

The following tabulation sets forth the number of shares of common stock of the Company beneficially owned by each of the directors and nominees for election to the Board of Directors, by each named executive officer employed by the Company, and by all directors and officers as a group as of February 15, 2004 and the percentage that these shares bear to the total common stock outstanding on that date.

Name of Beneficial Owner	Amount of Shares Beneficially Owned (1)		Percent of Class
Paula A. Bauer	8,282	(2)(3)	*
Karen L. Branding	9,611	(2)(3)	*
Paul Donovan	7,497	(2)(3)	*
Kenneth E. Edge	175,066	(2)(3)(4)(5)	0.69%
John W. Gleeson	1,905	(2)	*
John A. Halbrook	14,352	(2)(3)	*
Frederick D. Hay	12,724	(2)(3)	*
John R. Hecht	127,302	(2)(3)(4)(6)	0.50%
Bruce W. Lammers	61,570	(2)(3)(4)(7)	*
Joseph B. McGougan	82,235	(2)(3)(4)(6)	*
William R. McManaman	17,846	(2)(3)	*
David W. Miles	188,158	(4)(6)	0.75%
James S. Waddell	181,516	(2)(3)(4)(5)	0.72%
Jack D. Ward	20,332	(2)(3)	*
Gary L. Watson	28,382	(2)(3)(7)	*

All executive officers and directors (17 persons)	970,494	(2)(3)(4)(5)(6)(7)	3.84%

* The amount shown is less than ½% of the outstanding shares of such class.

(1)	The information contained in this column is based upon information furnished to the Company by the persons named above or obtained from records of the Company. The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein.

(2)	Includes shares of restricted stock granted by the Company as follows: Ms. Bauer—1,508 shares, Ms. Branding—2,022 shares, Messrs. Donovan—1,744 shares, Edge—2,627 shares, Gleeson—1,905 shares, Halbrook—1,937 shares, Hay—1,862 shares, Hecht—2,189 shares, Lammers—1,095 shares, McGougan—1,095 shares, McManaman—1,905 shares, Waddell—2,189 shares, Ward—499 shares, and Watson—505 shares and all executive officers and directors—23,082 shares.

(3)	Includes shares which such person has a right to acquire within sixty days through the exercise of stock options as follows: Ms. Bauer—3,750 shares, Ms. Branding—3,750 shares, Messrs. Donovan—5,250 shares, Edge—127,084 shares, Halbrook—8,000 shares, Hay—5,750 shares, Hecht—97,165 shares, Lammers—49,367 shares, McGougan—61,992 shares, McManaman—7,250 shares, Waddell—116,442 shares, Ward—10,250 shares, and Watson—11,750 shares and all executive officers and directors—529,800 shares.

(4)	Includes shares held in trust with power to vote but without investment authority as follows: Messrs. Edge—12,962 shares, Hecht—13,501 shares, Lammers—3,388 shares, McGougan—12,487 shares, Waddell—10,785 shares, Miles—67,599 shares and all executive officers and directors—128,881 shares.

(5)	Includes shares held in joint tenancy with the spouses of certain of the directors and executive officers as to which voting and investment power is shared as follows: Messrs. Edge—31,872 shares, Waddell—4,500 shares and all executive officers and directors—36,372 shares.

(6)	Includes shares held individually by certain family members of the directors and officers as follows: Messrs. Hecht—14,043 shares, McGougan—3,409 shares, Miles—11,000 shares and all executive officers and directors—29,452 shares.

(7)	Includes shares held in trusts of which such persons are trustees having sole voting and investment power as follows: Messrs. Lammers—2,000 shares and Watson—703 shares and all executive officers and directors—3,103 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16 of the Exchange Act, the Company’s officers, directors and holders of more than five percent of the Company’s common stock are required to file reports of their trading in equity securities of the Company with the SEC, the Company and the NASDAQ Stock Market. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Forms 3, 4 or 5 were required for those persons, the Company believes that during 2003 all filing requirements applicable to its officers, directors and more than five percent stockholders were complied with.

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership of the Company’s common stock with respect to all persons/owners, other than those listed above, known to the Company as of February 15, 2004 to be the beneficial owner of more than five percent of such common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Interest (1)		Percent of Class
Wellington Management Company, LLP	2,184,060	(2)	8.65%
75 State Street, Boston, MA 02109

AMCORE Investment Group, N.A	1,720,446	(3)(4)	6.81%
501 Seventh Street, Rockford, IL 61104

(1)	The information contained in this column is based upon information furnished to the Company by the persons/owners named above or obtained from records of the Company.

(2)	Includes 2,184,060 shares held by nominees acting on behalf of Wellington Trust Company, NA. The nature of beneficial ownership for the shares shown in this column is as follows: shared voting power—1,775,570, no voting power—408,490 shares and shared investment power—2,184,060.

(3)	Includes 1,720,446 shares held by nominees acting on behalf of AMCORE Investment Group, N.A. Excludes 1,019,770 shares held as trustee of various trusts over which AMCORE Investment Group, N.A. has neither voting nor investment power, and as to which beneficial ownership is disclaimed on these shares. The nature of beneficial ownership for the shares shown in this column is as follows: sole voting power—1,502,161 shares, shared voting power—no shares, no voting power—218,285 shares, sole investment power—1,283,486 shares, shared investment power—397,250 shares and no investment power—39,710 shares.

(4)	Although there is no affirmative duty or obligation to do so, it is the general practice of AMCORE Investment Group, N.A. to solicit the direction of trust beneficiaries or grantors with regard to the voting of shares held in trust on all issues that are subject to vote by proxy. The shares are then voted as directed by the trust beneficiary or grantor. If no direction is received, the shares are not voted.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables set forth certain information regarding the compensation earned by the Company’s Chief Executive Officer, four next highest compensated executive officers and a former executive officer who would have been included among the four most highly compensated officers had he remained in the employ of the Company through December 31, 2003 (collectively, the “named executive officers”) based on salary and short-term incentive bonus earned during the year ended December 31, 2003:

					Long-Term Compensation
	Annual Compensation				Awards			Payouts
Name and Principal Position	Year	Salary (1)	Bonus (1)(2)	Other Annual Compensation (3)	Restricted Stock Awards (4)	Securities Underlying Options (#)		LTIP Payouts (5)	All Other Compensation (6)
CURRENT OFFICERS
Kenneth E. Edge	2003	$412,000	$372,448	$3,967	$—	62,845		$—	$165,917
Chairman of the Board,	2002	365,885	260,000	2,503	—	80,677		—	112,784
President & Chief Executive Officer	2001	300,000	150,000	1,569	57,846	38,429		109,339	78,494

Bruce W. Lammers	2003	257,500	145,488	42	—	—		—	43,602
Executive Vice President	2002	239,981	96,000	1,080	—	52,155		—	47,749
	2001	235,000	94,000	1,511	48,202	17,000		47,186	40,092

John R. Hecht	2003	250,000	113,000	2,477	—	7,213		—	42,563
Executive Vice President &	2002	240,000	96,000	2,636	—	39,116		—	54,126
Chief Financial Officer	2001	240,000	84,000	2,754	48,202	22,921		84,111	55,233

James S. Waddell	2003	245,000	110,740	3,369	—	12,405		—	83,847
Executive Vice President &	2002	239,981	96,000	4,906	—	47,877		—	67,998
Chief Administrative Officer	2001	235,000	82,250	3,424	48,202	17,000		96,722	76,980

Joseph B. McGougan	2003	196,000	88,592	124	—	5,664		—	33,584
Executive Vice President	2002	186,250	66,500	2,430	—	36,000		—	35,900
	2001	164,519	33,159	1,709	24,101	17,186		—	35,505

FORMER OFFICER
David W. Miles (7)	2003	229,712	121,240	1,768	—	18,366	(8)	—	570,664
Former President &	2002	249,971	125,000	5,175	—	61,119	(9)	80,447	75,744
Chief Executive Officer,	2001	240,000	235,000	4,179	283,168	17,000	(10)	208,947	116,718
AMCORE Investment Group, N.A.

(1)	Compensation deferred pursuant to the Company’s deferred compensation plan is included in Salary and Bonus totals.

(2)	Reflects short-term incentive bonus and other bonuses earned during the current year.

(3)	These amounts represent reimbursements during the year for taxes.

(4)	Restricted stock award values reflected are shares issued times the closing stock price on date of grant. As of December 31, 2003, aggregate restricted stock holdings based on the closing stock price at year end were as follows: Edge—2,627 shares totaling $71,244, Hecht—2,189 shares totaling $59,366, Lammers—1,095 shares totaling $29,696, McGougan—1,095 shares totaling $29,696 and Waddell—2,189 shares totaling $59,366. In addition, aggregate restricted stock based on the closing price at December 31, 2003 for which the restriction was released on January 23, 2004 were as follows: Edge—3,005 shares totaling $81,496, Hecht—2,504 shares totaling $67,908, Lammers—2,504 shares totaling $67,908, McGougan—1,252 shares totaling $33,954, Waddell—2,504 shares totaling $67,908 and Miles—2,504 shares totaling $67,908.

(5)	Reflects Performance Unit Award plan payouts earned during the year, dividend equivalent payments received on all outstanding Performance Units, and other long-term incentive payouts.

(6)	Amounts shown for 2003 consist of the following:

	Imputed income life insurance	Above market earnings on deferred compensation	AMCORE Financial Security Plan	Company’s contributions to deferred compensation and retirement plans	Total Other Compensation
Kenneth E. Edge	$1,592	$21,376	$14,000	$128,949	$165,917
John R. Hecht	1,063	—	14,000	27,500	42,563
Bruce W. Lammers	837	—	14,000	28,765	43,602
Joseph B. McGougan	414	13,264	6,596	13,310	33,584
James S. Waddell	1,966	11,670	14,000	56,211	83,847
David W. Miles	740	26,664	14,000	—	40,664

(7)	Mr. Miles resigned from the Company effective December 3, 2003. Pursuant to the provisions of his termination agreement, Mr. Miles was paid 24 months of severance, based on an annual salary of $257,500 plus $15,000 to cover transition costs. Mr. Miles was entitled to a 5/6 payout of benefits earned during 2003 under the Company’s short-term incentive (payout was $121,240) and net-interest margin plans and full release of restricted stock if earnings targets were met (2,504 shares were released). Mr. Miles was entitled to exercise 57,504 vested options until three months after date of resignation.

(8)	Includes 7,485 shares subsequently cancelled December 3, 2003.

(9)	Includes 40,746 shares subsequently cancelled December 3, 2003.

(10)	Includes 8,500 shares subsequently cancelled December 3, 2003

Option Grants in Last Fiscal Year

The following table provides information related to options granted to the named executive officers during 2003.

	Individual Grants (1)					Potential Net Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	5%	10%
CURRENT OFFICERS
Options (3)
Kenneth E. Edge	28,620 21,259		9.2 6.8%	$23.775 23.760	05/07/10 05/09/10	$277,008 205,632	$645,545 479,210
Reload Options (4)
Kenneth E. Edge	12,966		N/A	23.870	05/09/10	125,997	293,626
John R. Hecht	7,213		N/A	23.965	05/15/06	27,247	57,217
Joseph B. McGougan	5,664		N/A	23.965	05/21/07	29,252	62,996
James S. Waddell	12,405		N/A	23.835	05/15/06	46,605	97,868

FORMER OFFICER
Options (3)
David W. Miles	7,485	(5)	2.4	23.775	05/07/10	72,446	168,830
Reload Options (4)
David W. Miles	10,881	(6)	N/A	24.340	05/09/10	104,379	242,000

(1)	Reflects options granted during 2003 to acquire shares of common stock pursuant to the 2000 Stock Incentive Plan.

(2)	Values are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock conditions and the optionholder’s continued employment. Pursuant to the terms of the 2000 Stock Incentive Plan, the optionee has three years after retiring from the Company during which to exercise vested options.

(3)

Options granted pursuant to the 2000 Stock Incentive Plan have an exercise price of not less than 100% of the fair market value of the common stock on the date of the grant. The above 2003 grants become fully exercisable in two years (one half per year) following the date of grant and remain exercisable until seven years from the date of grant unless the optionee ceases to be an employee of the Company or its subsidiaries in which case the optionee has three months to exercise any vested options. Upon normal retirement, the vesting of options is accelerated and options become fully exercisable. The option exercise price may be paid in cash, shares of common stock having a fair market value equal to the exercise price, stock withholding or any combination of the above. There are no reload rights associated with the above 2003 option grants.

(4)	Reload options, when granted, have an exercise price of not less than 100% of the fair market value of the Common Stock on the date of the exercise of the option that created the reload. Reload options become exercisable immediately and remain exercisable until the expiration date of the original grant unless the optionee ceases to be an employee of the Company or its subsidiaries. The option exercise price may be paid in cash, shares of Common Stock having a fair market value equal to the exercise price, stock withholding or any combination of the above.

(5)	Options were subsequently cancelled on December 3, 2003.

(6)	Expiration date became March 3, 2004 upon resignation from the Company. Options were subsequently exercised prior to December 31, 2003.

Option Exercises in Last Fiscal Year and Year-End Holdings

The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last year and unexercised options held as of December 31, 2003.

	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options atYear End (1)		Value of Unexercised In-the-Money Options at Year End (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
CURRENT OFFICERS
Kenneth E. Edge	15,000	$68,828	111,992	121,163	$458,370	$507,846
John R. Hecht	10,500	111,632	90,579	38,827	466,821	190,672
Bruce W. Lammers	15,476	92,868	40,586	45,769	166,945	208,697
Joseph B. McGougan	6,750	36,889	56,941	34,000	275,465	158,255
James S. Waddell	18,000	189,029	109,586	38,827	565,691	190,672

FORMER OFFICER
David W. Miles (3)	57,504	247,279	—	—	—	—

(1)	Options granted to acquire shares of common stock pursuant to various stock incentive plans.

(2)	The amounts shown reflect the value of unexercised options calculated by determining the difference between the market value of the Company’s common stock on the last day of the year ($27.28) and the applicable exercise price of such options.

(3)	All options were either exercised or canceled by December 31, 2003.

Employment Agreements / Change in Control Agreements

The Company has entered into individual “Transitional Compensation Agreements” (Agreements) with executive officers, including Messrs. Edge, Hecht and Waddell. If, during the three-year period following a change of control of the Company (as defined in the Agreements), the executive officer’s employment is ended through (1) termination by the Company without cause (as defined in the Agreements) or (2) termination by the executive officer for good reason (as defined in the Agreements) based upon a breach of the agreement by the Company or a significant adverse change in the executive officer’s responsibilities, compensation or benefits, then a termination payment will be made to the executive. The Agreements provide that such payment will equal three times the sum of the executive’s then-current annual salary and annual bonus. In addition, the Agreements provide that, if any portion of the termination payment is subject to an excise tax as an excess parachute payment, as defined in the Internal Revenue Code Section 4999, the Company shall pay the executive the amount necessary to offset the excise tax and any applicable taxes on this additional payment. Additional provisions provide for the continuation, for three years after termination, of welfare and other benefits to the executive and his family unless termination is for cause. Upon a change of control of the Company, the executive is entitled to a lump sum cash payment equivalent to the present value of the projected benefits under certain supplemental retirement plans. These executives are each subject to a non-compete agreement that continues in existence while each executive is serving as an executive officer of the Company and for one year following the termination of such executive’s employment with the Company, any successor thereto, and its or their subsidiaries.

The Company also entered into Transitional Compensation Agreements (Agreements) with Messrs. Lammers and McGougan. These Agreements provide that if such executive’s employment is terminated within one year after a change in control of the Company either (i) by the Company other than for cause or other than as a consequence of disability or retirement (all as defined in such Agreements) or (ii) by such executive for reasons relating to a diminution of responsibilities, compensation or benefits or relocation requiring a change in residence or a significant increase in travel, the executive will receive: (a) lump sum payment equal to three times the sum of the executive’s then-current annual salary and recent average annual bonus; (b) life, disability, accident and health insurance as provided in the Company’s insurance programs for a period of 36 months after termination of employment; and (c) certain perquisites and outplacement services. In addition, the Agreements provide that, if any portion of the termination payment is subject to an excise tax as an excess parachute payment, as defined in the Internal Revenue Code Section 4999, the Company shall pay the executive the amount necessary to offset the excise tax and any applicable taxes on this additional payment. Upon a change of control of the Company, each executive shall be paid in shares, in partial settlement of any then outstanding award opportunity under the Supplemental Incentive Plan, an amount based on the actual performance achieved to the nearest practicable date to the date of the change in control, after adjusting the performance target appropriately for the proportion of the performance period completed as of the date of the change of control, pro rated based on the portion of the total performance period completed as of the date of the change of control (and without regard to any requirement as to passage of time or continued employment relating to the award). These executives are each subject to a non-compete agreement that continues in existence while each executive is serving as an executive officer of the Company and for one year following the termination of such executive’s employment with the Company, any successor thereto, and its or their subsidiaries.

On August 10, 1998, the Company entered into Executive Insurance Agreements with Messrs. Edge, Hecht and Waddell, replacing prior agreements. The Company purchased split-dollar and/or company owned life insurance policies to provide an informal funding mechanism for the benefits related to the Supplemental Executive Retirement Plan (as defined herein). The Company may terminate any such agreement and receive its interest in the life insurance policy under certain conditions, including termination of employment (other than due to death, disability or retirement, unless such terminated employee becomes affiliated with a competitor following any such termination due to disability or retirement), provided the Company may not terminate any of the agreements if such termination of employment or affiliation occurs after a change in control of the Company.

The Company has also adopted a non-qualified, unfunded supplemental pension program for Messrs. Edge, Hecht and Waddell (the “Supplemental Executive Retirement Plan” (SERP)), which provides retirement benefits in excess of the maximum benefit accruals for qualified plans which are permitted under the Internal Revenue Code of 1986. The benefits under the SERP are provided by the Company on a non-contributory basis. The Company has not formally funded these supplemental retirement benefits other than accruing a liability in the amount of the actuarially determined present value of the retirement benefits.

A participant’s annual retirement benefits payable under the SERP are based upon three percent of such participant’s final base salary times number of years of service and shall not exceed 70% of a participant’s final base salary and shall be no less than 45% of a participant’s final base salary. The benefits payable shall be reduced by any other AMCORE provided benefits and also reduced by 50% of applicable Social Security benefits. The benefits shall be payable in the form of installment payments for the remainder of the participant’s life, but in no event less than ten years, with payments continuing to the participant’s designated beneficiary for only remaining years in such ten-year period in the event of the participant’s death after payments have commenced but prior to the expiration of the ten-year period.

The Company provides a deferred compensation plan (entitled “AMCORE Financial, Inc. Deferred Compensation Plan”) for senior officers. This plan provides the opportunity to defer salary and bonuses and provides for supplemental contributions intended to maintain certain levels of retirement benefits and maximize the effectiveness and flexibility of compensation arrangements for participants in the AMCORE Financial Security Plan (Security Plan). This is accomplished by crediting each participating officer with contributions that would be made to the Security Plan, but for certain limitations imposed by the Internal Revenue Code of 1986.

In August 1997, the Company reaffirmed a Transitional Compensation policy (Policy) to provide severance pay for substantially all of the Company’s employees whose employment is terminated within one year following a change in control (as defined in the Policy). The Policy provides for semi-monthly payments, depending on employment status, equal to such employee’s current weekly or monthly salary for a period of time determined pursuant to the Policy based upon his or her salary, years of service and age.

Compensation Committee Interlocks and Insider Participation

There were no known Compensation Committee interlocks as of the date of this Proxy Statement.

Report of the Compensation Committee

The Compensation Committee is responsible for making decisions regarding compensation for the executives of Amcore Financial, Inc. (AMCORE) and its principal subsidiaries. All Committee members are independent, non-employee directors. We seek to provide a competitive, performance-based executive compensation program that enables AMCORE to attract and retain key individuals and to motivate them to achieve AMCORE’s short- and long-term goals.

We believe that a substantial portion of executive compensation should be at risk. As a result, AMCORE’s compensation plans have been structured so that the level of total compensation is strongly dependent upon achievement of business results that are aligned with the interests of AMCORE’s stockholders and customers.

The primary elements of AMCORE’s executive compensation program are base salary, annual incentive compensation, and long-term incentive compensation. For AMCORE executives, all elements of compensation are targeted at the 50th percentile of general industry practices—that is, we target compensation at the median levels paid for similar positions at similarly sized companies.

In order to determine competitive compensation practices, we rely upon compensation surveys provided to us by Pearl Meyers, an independent compensation consultant. We principally rely upon a survey of compensation practices of similarly sized companies in the banking industry.

Specific values of 2003 compensation for the Chief Executive Officer and the four other most highly compensated executive officers are shown in the Summary Compensation Table. Our basis for determining each element of compensation is described below.

Base Salary

The Compensation Committee, working with the consulting firm, determines a range for the executive officers’ base salaries in order to be competitive and consistent with amounts paid to executives performing similar functions in comparable companies. The amount of each executive’s base salary is set within the range based upon performance of the Company, performance of particular business units, the personal performance of such executive officers, target market median levels and other factors as the Compensation Committee and the Board of Directors deem appropriate. These determinations are not made in a formulaic way, but reflect subjective assessments by the Compensation Committee and the Board of Directors.

Short-Term Incentive

Annual incentive amounts are payable contingent upon the attainment of financial targets compared to planned performance, and, where appropriate, attainment of earnings goals of the business unit(s) for which the executive has responsibility.

For 2003, certain aspects of the short-term incentive were amended to create a closer alignment with the Company’s strategic plan and financial plan, and to create a simpler plan design. Financial targets were defined in the AMCORE Value Scorecard, which evaluates performance based on core diluted earnings per share, core revenue, new branch profitability, new branch revenue, and customer retention. The Company underwent extensive analysis as the basis for identifying those financial targets as the most appropriate given the Company’s strategic plan and where it stands in its business cycle. The analysis included the Company’s long-term growth objectives, financial position as compared to its peers, industry economic conditions, and creation of value for shareholders. For 2003, the Company met its performance objectives in the aggregate, and therefore the total short-term incentive payouts to the executive officers were 113% of the target incentive levels established under the plan, or about 57% of the maximum incentive opportunity.

Long-Term Incentive

The Company adopted a long-term incentive program in 2002 that created a stronger alignment with the Company’s long-term strategic plan and shareholder value creation. In addition, the program is simple and straightforward, allowing officers to easily track progress.

The performance period of the plan is 2002 through 2004. A participant has an opportunity to earn share units based on the Company’s performance throughout the performance period. The Company’s performance is defined each year under the AMCORE Value Scorecard. The plan ends after the 2002 to 2004 performance period expires. Share units earned will be settled in cash or shares at the Compensation Committee’s discretion. Long-term incentives are provided to award executives for achieving long-term strategic goals and to provide a balance against overemphasis on short-term results. In addition, through stock ownership, executives’ long-term incentives are tied to shareholder value.

In 2002, the Company changed the terms of the stock option grants so that the options are more closely aligned with the company’s long-term strategic plan, corporate governance standards, and shareholder value creation by reducing the term to seven years, thereby setting a more reasonable time horizon for creating shareholder value. Also, the 2002 option grants to key executive officers represents a component of compensation for the years 2002, 2003 and 2004 and the Committee therefore expects that it will not make another grant until 2005. Note that some grants intended to be granted in 2002 were not granted until 2003 due to the lack of available shares for the 2002 grant. The grant is aligned with the Company’s 2002 to 2004 strategic plan and is simple for the officers to track. On an annualized basis, the stock option grant targets for AMCORE’s named executives have an approximate present value of 70% to 85% of base salary, which is based on median marketplace benchmarks. This estimate was derived using the Black-Scholes valuation methodology. This enhanced earnings opportunity reflects AMCORE’s shift toward creating a longer-term value.

The Company adopted a supplemental incentive plan that provides a consistent focus for key managers that influence business lines. A participant has an opportunity to earn shares of Company common stock based on the Company’s performance throughout the three-year performance period. The plan provides a form of retention incentive for these key managers and compensation opportunities that are competitive within the industry.

Chief Executive Officer Compensation

The assessment of the Chief Executive Officer’s performance and determination of the CEO’s compensation are among the committee’s principal responsibilities.

In reviewing the performance of Mr. Edge, AMCORE’s Chief Executive Officer, all independent Directors were asked to evaluate the CEO’s performance. The Compensation Committee Chair facilitated a meeting of the non-employee Directors to discuss the evaluations and gain consensus. The Chair of the Compensation Committee, along with the Chair of the Governance and Nominating Committee met with Mr. Edge to discuss his performance, and the committee factored the results into the compensation determinations.

Mr. Edge’s base salary in 2003 was $412,000, which was near the low end of the competitive market. Mr. Edge’s short-term incentive bonus was tied to the same factors described for other senior management resulting in a payout of 113% of the target incentive opportunity. This resulted in a payout of $372,448, for a combined total cash compensation of $784,448. During 2002, Mr. Edge earned a base salary of $365,885 and short-term incentive bonus of $260,000 for a total of $625,885.

The Compensation Committee believes that the executive management of the Company will receive appropriate rewards under the foregoing compensation incentive programs, but only upon achievement of performance goals established for the executives and the Company.

Paul Donovan, Chairman

Karen L. Branding

Frederick D. Hay

Report of the Audit Committee

The Board of Directors has a written Audit Committee Charter and an Audit and Non-Audit Services Policy (See Appendices B and C, respectively, to this Proxy Statement). The requirements of the Audit Committee Charter have been met. The Audit Committee has designated Director William R. McManaman as Audit Committee Financial Expert.

The Audit Committee, in its oversight role, has reviewed and discussed the audited consolidated financial statements with management and the Company’s independent auditors (KPMG LLP), including “critical” accounting policies and practices. The Audit Committee has received and discussed a report from KPMG LLP containing the matters required for discussion by Statement on Auditing Standards No. 61. The Audit Committee has also reviewed a report and discussed with KPMG LLP its independence as required by Independence Standard No. 1, as amended, by the Independence Standards Board.

Management is responsible for the Company’s financial reporting processes, including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those consolidated financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing reviews or procedures. We are not employees of the Company and we are not professionally engaged in the practice of auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements.

Based upon the foregoing reviews and discussions with management and the independent auditors, the Audit Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements and the independent auditors’ report thereon, dated March 10, 2004, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

John A. Halbrook, Chairman

Paula A. Bauer

John W. Gleeson

William R. McManaman

Gary L. Watson

Fees Paid to Independent Auditors

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for the years ended December 31, 2003 and 2002, and fees billed for other services rendered by KPMG LLP during those periods: Certain amounts for 2002 have been reclassified to conform with the 2003 presentation.

	2003	2002
Audit Fees (1)	$301,200	$282,700
Audit-related Fees (2)	73,070	45,876
Tax Fees (3)	1,250	—
All Other Fees (4)	—	—

Total (5)	$375,520	$328,576

(1)	Audit fees consisted of fees for professional services performed by KPMG LLP for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consisted of fees for assurance and related services performed by KPMG LLP. This includes employee benefit plan audits; audits in connection with internal control reviews and attest services that are not required by statute or regulation; and consulting on financial accounting and reporting standards.
(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning.
(4)	All other fees include fees for services not included in the other three categories.
(5)	The Audit Committee pre-approved 90% and 97% of the fees for 2003 and 2002, respectively. For further information, see discussion of the Audit Committee’s pre-approval policies and procedures contained in “Committees of the Board of Directors.”

Equity Compensation Plan Information

The following table sets forth information as of the end of the Company’s 2003 fiscal year with respect to all incentive/option plans under which equity securities are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (2)(3)	2,105,303	$22.30	654,448
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	2,105,303	$22.30	654,448

(1)	Does not include individual options to purchase 40,762 shares as of December 31, 2003, with a weighted average exercise price of $9.77 that were assumed by the Company in acquisitions. Includes options that have not vested and, therefore, are not currently exercisable. See Note 13—Stock Incentive Plans of the Notes to Consolidated Financial Statements in the Company’s report on Form 10-K for additional information on vesting schedules. For purposes of determining diluted shares for earnings per share calculations, only options which are ‘in-the-money’ are included in the calculation. See Note 17—Earnings Per Share of the Notes to Consolidated Financial Statements in the Company’s report on Form 10-K for additional information.

(2)	The AMCORE Financial, Inc. 2000 Stock Incentive Plan (Plan) provides for the grant of stock options, reload options, stock appreciation rights, performance units, restricted stock awards and stock bonus awards to key employees. The Plan contains an “evergreen” provision that allows 2.5% of total outstanding shares be reserved for issuance under the Plan as of the effective date and 1.5% of total outstanding shares in each subsequent plan year not to exceed 425,000 shares in any one year, plus shares reserved for issuance but unissued in a prior plan year during the term of the Plan provided that the total shares available for issuance under the Plan and other similar plans does not exceed twelve percent of the total outstanding shares at the beginning of the plan year.

COMPANY PERFORMANCE

The following graph compares the cumulative total shareholder return on the common stock of the Company for the last five years with the cumulative total returns on the NASDAQ Stock Market Index and a selected peer group index. Cumulative total returns have been measured by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period.

The peer group of thirteen banks with similar revenue characteristics, including income from fiduciary activities, and located in one of the ten North Central states consists of the following:

1st Source Corporation (SRCE), AmeriServ Financial, Inc (ASRV), Chemical Financial Corp. (CHFC), Citizens Banking Corporation (CBCF), Community First Bankshares, Inc. (CFBX), First Financial Bancorp (FFBC), First Midwest Bancorp (FMBI), Firstmerit Corp. (FMER), Fulton Financial Corp (FULT), Old National Bancorp (ONB), Park National Corp. (PRK), Provident Financial Group, Inc. (PFGI), Susquehanna Bancshares, Inc. (SUSQ).

Comparison of the yearly percentage change in the cumulative shareholder return with this peer group was determined to be representative due primarily to similar revenue profiles and geographic markets and the use of this peer group for evaluating financial performance for incentive purposes.

Comparison of Five Year Cumulative Total Return

(AMCORE Financial, Inc., NASDAQ Stock Market Index, Bank Peer Group)

NOTES:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	The index level for all series was set to 100.0 as of December 31, 1998.

C.	December 31, 2003 index levels were: AMCORE—136.6, NASDAQ Stock—91.8, and Peer Group—125.7.

TRANSACTIONS WITH MANAGEMENT

Directors and principal officers of the Company and their associates were customers of, and had transactions with, the Company’s subsidiaries in the ordinary course of business during 2003. Comparable transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit, and depository relationships with the Company’s directors and principal officers were made in the ordinary course of business, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for transactions with other persons, and, in the opinion of management of the Company, did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2003, various directors and officers of the Company were indebted to the Company’s subsidiaries in the amount of approximately $12.6 million. This amount represents 0.42 percent of the Company’s subsidiaries’ outstanding loans and 3.35 percent of the Company’s stockholders’ equity as of that date. The maximum aggregate amount of their indebtedness to the Company’s subsidiaries during 2003 was $15.1 million. As of December 31, 2003, associates of directors and officers of the Company were indebted in the amount of $336,669 to the Company’s subsidiaries. Further, the Company’s subsidiaries have additional committed, but unfunded, lines of credit of $6.7 million to associates of directors and officers of the Company. The maximum aggregate amount of such associates’ indebtedness to the Company’s subsidiaries during 2003 was $643,346.

The Board of Directors, on February 22, 1984, authorized the Executive Committee to negotiate such agreements as may be necessary to accomplish stock redemptions pursuant to Section 303 of the Internal Revenue Code to pay death taxes of certain stockholders. Such redemptions will be conditioned upon any requisite bank regulatory agency or debt covenant approvals. Bank holding companies, such as the Company, are required to notify the Federal Reserve Board prior to paying 10% or more of consolidated net worth to redeem shares over a twelve-month period.

ITEM 2—APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP has been appointed to serve as the independent auditors for the Company and subsidiaries for the fiscal year ending December 31, 2004. This appointment is being submitted to the stockholders for ratification. Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to have the opportunity to make any statements they consider appropriate. In the event the stockholders do not ratify the appointment of KPMG LLP, the selection of independent auditors will be determined by the Audit Committee and the Board of Directors after careful consideration.

Accounting services rendered by KPMG LLP during 2003 included the examination of the annual consolidated financial statements, review of unaudited quarterly statements, assistance with SEC filings, legally required special audits of subsidiaries, and consultations in connection with various tax and accounting-related matters.

During 2003, the Board of Directors reviewed and approved in advance or ratified the scope of all of KPMG LLP’s professional services rendered to the Company and related entities.

The Board of Directors unanimously recommends a vote FOR ratification of KPMG LLP as independent auditors for the year 2004.

ITEM 3—APPROVAL OF THE AMENDED AND RESTATED

AMCORE STOCK OPTION ADVANTAGE PLAN

Through the Amended and Restated AMCORE Stock Option Advantage Plan (the “Plan”), the Company has provided employees of the Company with an opportunity to purchase common stock of the Company through accumulated payroll deductions or lump sum contributions. Awards under the Plan may be granted only to employees, including executive officers but excluding non-employee members of the Board of Directors.

On February 11, 2004, the Compensation Committee approved an amendment to the Plan to increase the number of shares of common stock reserved under the Plan by 350,000 shares from 250,000 shares to 600,000 shares (the “Amendment”). On February 11, 2004, the Board of Directors approved the Amendment. The Amendment is necessary in order to permit the Company to continue utilizing stock options as part of its compensation strategy for employees, including executive officers but excluding non-employee members of the Board of Directors. The Amendment will enable the Company to continue the purposes of the Plan by providing additional incentives to attract and retain key personnel responsible for the continued achievement of the financial goals of the Company’s business and by enhancing teamwork and customer service through motivation of employees. This would be in keeping with the Company’s overall compensation philosophy, which attempts to place equity in the hands of employees in an effort to further instill shareholder considerations and values in the actions of such employees. If stockholders do not approve the Amendment, the Company will not be able to make further grants to employees under the Plan except to the extent of the original 250,000 shares.

Awards under the Plan

Participation in the Plan is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Plan are not determinable and it is not possible at this time to determine or indicate the number, names or positions of employees who will receive future stock options or the number of shares of common stock for which stock options will be granted to any employee under the Plan. On February 27, 2004, the closing price of the Company’s common stock on the NASDAQ National Market was $29.41 per share.

Description of the Plan

The following summary of the principal provisions of the Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the Plan, including the Amendment, a copy of which is attached to this proxy statement as Appendix A. Other than the Amendment described above, the material terms and conditions of the Plan will not change.

General

The purpose of the Plan is to provide employees with an opportunity to purchase common stock of the Company through payroll deductions or lump sum contributions.

Administration

The Plan shall be administered by an individual or a committee appointed by the Board of Directors (the “Administrator”). All questions of interpretation or application of the Plan are determined by the Administrator, and, to the full extent permitted by law, its decisions are final, conclusive and binding upon all participants.

Eligibility

Each employee of the Company (including officers), whose customary employment with the Company is more than 20 hours per week and more than five months in any calendar year, is eligible to participate in an Exercise Period (as defined below); provided, however, that no employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such employee would own five percent of either the voting power or value of the stock of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company accrue at a rate which exceeds $25,000 worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year. Eligible employees become participants in the Plan by filing with the Company an enrollment and change form authorizing payroll deductions (an “Agreement”) in the manner prescribed by the Administrator.

Participation in an Offering

The Plan is implemented by consecutive overlapping offering periods lasting twelve (12) months (each an “Exercise Period”) with a new Exercise Period commencing on April 1 and October 1 of each year. Employees may enroll in the Plan as of one of such dates by submitting an Agreement in the manner prescribed by the Administrator. Common stock may be purchased under the Plan every three months (an “Exercise Date”), unless the participant withdraws or terminates employment earlier. To participate in the Plan, each eligible employee must authorize payroll deductions pursuant to the Plan. Once an employee becomes a participant in the Plan, the employee will automatically participate in each successive Exercise Period until such time as the employee withdraws from the Plan or the employee’s employment with the Company terminates. At the beginning of the Exercise Period, each participant is automatically granted options to purchase shares of the Company’s common stock. The option expires at the end of the Exercise Period or upon termination of employment, whichever is earlier, but is exercised at the end of each Exercise Period to the extent of the payroll deductions, plus lump sum contributions, if any, accumulated during such Exercise Period.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by applicable provisions of any law.

Purchase Price, Shares Purchased

Shares of common stock may be purchased under the Plan at a price not less than 85% of the lesser of the Fair Market Value of the common stock on (i) the first day of the Exercise Period or (ii) such Exercise Date. The “Fair Market Value” of the common stock on any relevant date will be the closing price per share as reported on The NASDAQ National market (or the mean of the closing bid and asked prices, if no sales were reported) as quoted on such exchange or reported in The Wall Street Journal. The number of shares of common stock a participant purchases on each Exercise Date is determined by dividing the total amount of payroll deductions withheld, plus lump sum contributions, if any, from the participant’s compensation since the prior Exercise Date by the purchase price.

Restriction on Transfer of Shares

A Participant may not sell any stock acquired under the terms of the Plan for two years after the Exercise Date upon which such shares were purchased. Notwithstanding the above, this sales restriction will lapse upon the earlier of the death, disability or retirement of the Participant. For purposes of this provision, a Participant shall be considered disabled if he has been determined to be disabled under the terms of the Company’s Long-Term Disability Plan. The Administrator may waive this restriction in its sole discretion. For the purposes of the Plan, a Participant shall be considered retired if he has ceased employment at 55 years of age or older with at least ten years of service or at 65 years of age or older with at least five years of service.

Dividends

Dividends earned on shares of Stock held in the participant’s stock account shall be credited to the participant’s payroll account and used to purchase additional shares of stock at the same price and subject to the same terms and conditions as other shares purchased upon exercise of the next Option on the relevant Exercise Date.

Termination of Employment

Termination of a participant’s employment for any reason, including disability or death, or the failure of the participant to remain in the continuous scheduled employ of the Company for at least 20 hours per week, cancels his or her option and participation in the Plan immediately. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Plan.

Company Option to Repurchase Stock

Upon termination of employment of a Participant other than for death, disability or retirement, the Company shall have the option to repurchase all, or any portion of, the shares owned by such Participant that, at the time of such termination, are subject to the two year restriction on transfer provided for in the Plan. The Company shall have the right to repurchase such shares at the purchase price per share paid by the Participant at the applicable Exercise Date.

Adjustment Upon Change in Capitalization

In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other change in the capital structure of the Company, or any other increase or decrease in the number of shares of common stock effected without the receipt of consideration, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to options outstanding under the Plan and the exercise price of any such outstanding options. Any such adjustment shall be made by the Administrator, in its sole discretion, whose determination shall be conclusive.

Dissolution, Liquidation, Merger or Asset Sale

In the event of a proposed dissolution, liquidation, merger or sale of all or substantially all of the assets of the Company, the Exercise Period then in progress will be shortened and a new exercise date will be set, unless otherwise provided by the Board of Directors. In addition, the restrictions on transfer of shares of stock purchased under the Plan will be waived. Notwithstanding the foregoing, if the Board determines, in its sole discretion, to continue the Plan upon a merger with or into another corporation, the Administrator may grant Options in substitution for stock awards, stock options, stock appreciation rights or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with such transaction. The terms of such substituted Options shall be determined by the Administrator in its sole discretion, subject only to the limitations of the Plan.

Amendment and Termination of the Plan

The Board of Directors has the authority to amend or terminate the Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the Plan, provided that if the Board of Directors determines that a change in the applicable accounting rules or a change in applicable laws renders an amendment or termination desirable then the Board of Directors may approve such amendment or termination. The Board of Directors may not amend the Plan without approval of the stockholders within 12 months of the adoption of such amendment if such amendment would (i) increase the number of shares that may be issued under the Plan or (ii) change the designation of the employees (or class of employees) eligible for participation in the Plan.

Withdrawal

Generally, a participant may withdraw from an Exercise Period at any time without affecting his or her eligibility to participate in future Exercise Periods.

Federal Tax Information for Purchase Plan

The Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue code of 1986, as amended (the “Code”). Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the Exercise Period or more than one year from the date of transfer of the stock of the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the Fair Market Value of the shares at the time of such sale or disposition over the Purchase Price, or (ii) an amount equal to 15% of the Fair Market Value of the shares as of the first day of the Exercise Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the Fair Market Value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting of Stockholders or any adjournment thereof will be required to approve the Amendment to the Plan.

The Board of Directors unanimously recommends a vote FOR the increase of shares available in the AMCORE Stock Option Advantage Plan.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Nominations for the Board of Directors

The Company’s Bylaws provide that the notice of proposed stockholder nominations for the election of directors must be timely and given to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, notice must be received by the Company not less than 50 days nor more than 75 days prior to the meeting. The date of an annual meeting of stockholders may be obtained from the Secretary of the Company when determined by the Board of Directors.

Notice to the Company from a stockholder who proposes to nominate a person at the annual meeting of stockholders for election as a director must contain certain information about that person as described in the “Director Nomination Process” section on page 5 of this Proxy Statement. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee’s eligibility to serve as director. If the chairman of the meeting of stockholders determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election as a director.

Other Proposals

Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the SEC. For proposals to be considered for inclusion in the Proxy Statement for the 2005 Annual Meeting, the Company must receive them no later than November 12, 2004. Such proposals should be directed to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104.

By order of the Board of Directors,

James S. Waddell

Secretary

APPENDIX A

AMENDED AND RESTATED

AMCORE STOCK OPTION ADVANTAGE PLAN

PREAMBLE

WHEREAS, AMCORE Financial, Inc. (the “Company”) desires to amend and restate its existing AMCORE Stock Option Advantage Plan through which certain employees of the Company and its affiliates may purchase from the Company shares of its common stock; and

WHEREAS, the Company intends that the amended and restated AMCORE Stock Option Advantage Plan be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, and has designed the plan to conform to the provisions of Rule 16b-3 of the Exchange Act;

NOW, THEREFORE, the Company hereby amends and restates the AMCORE Stock Option Advantage Plan (the “Plan”), such amended and restated Plan to be effective as of May 4, 2004:

ARTICLE 1.

PURPOSE OF PLAN

The purpose of the Plan is to secure for the Company and its shareholders the benefits of the incentive inherent in the ownership of the Company’s common stock by present and future eligible employees of the Company and its Affiliates.

ARTICLE 2.

DEFINITIONS

2.1 Administrator. The individual or committee designated by the Board to administer the Plan.

2.2 Affiliate. Each corporation that is designated as an Affiliate by the Company pursuant to Section 5.3.

2.3 Agreement. An enrollment and authorization form submitted by an Eligible Employee to the Administrator through which the Eligible Employee elects to participate in the Plan and authorizes payroll deductions or other procedures established by the Administrator for payment of the exercise price of Options.

2.4 Board. The Board of Directors of the Company.

2.5 Code. The Internal Revenue Code of 1986, as amended.

2.6 Company. AMCORE Financial, Inc. and its successors and assigns.

2.7 Eligible Employee. An Employee of the Company or an Affiliate who is compensated through the Company’s or the Affiliate’s regular payroll, except for the following:

(a)	An Employee whose customary employment by the Company or Affiliate is 20 hours or less per week.

(b)	An Employee whose customary employment by the Company or Affiliate is for five months or less in a calendar year.

(c)	An employee who would own more than 5% of the total combined voting power of all classes of stock of the Company or an Affiliate at the time such employee would be granted an Option. For the purpose of determining if an employee owns more than 5% of such stock, he shall be deemed to own (i) any stock owned (directly or indirectly) by or for his brothers and sisters (whether by whole or half blood), spouse, ancestors or lineal descendants, (ii) any stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary in proportion to his interest in such corporation, partnership, estate or trust, and (iii) any stock the individual may purchase under an outstanding stock option.

For purposes of the Plan and except as provided in Section 3.1(c), the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company.

2.8 Employee. A regular common law employee of the Company or an Affiliate who is paid through the Company’s regular payroll.

2.9 Exchange Act. The Securities Exchange Act of 1934, as amended.

2.10 Exercise Date. The last day of each of the months of March, June, September and December on which the NASDAQ is open for trading.

2.11 Exercise Period. The Exercise Period for each Eligible Employee shall be the period that begins on the Grant Date hereunder and expires twelve (12) months thereafter.

2.12 Fair Market Value shall mean, as of any date, the value of Stock determined as follows:

a) If the Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq Small Cap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing price for such stock as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

b) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Stock on the date of such determination, as reported in The Wall Street Journal, or such other source as the Board deems reliable;

c) In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

2.13 Grant Date. The Grant Date for each Eligible Employee shall be April 1, or October 1 of the calendar year in which such Eligible Employee enrolls in the Plan in accordance with Section 3.1.

2.14 Option. The right that is granted hereunder to a Participant to purchase from the Company a stated number of shares of Stock at the Fair Market Value on each Exercise Date.

2.15 Participant. An Eligible Employee who has elected to participate in the Plan in accordance with Article 3.

2.16 Plan. The AMCORE Stock Option Advantage Plan.

2.17 Recordkeeping Account. A bookkeeping account maintained by the Company or its designated record-keeper to which is added the amounts withheld on behalf of each Participant under regular payroll deductions, or otherwise, deposited into the account as authorized by a Participant, and reduced by amounts used to purchase shares of Stock.

2.18	Stock. The common stock of the Company, $0.22 par value.

2.19 Stock Account. The book-entry account established by the Administrator to which all purchases of Stock pursuant to the exercise of an Option granted under the Plan are credited.

ARTICLE 3.

GRANT AND EXERCISE OF OPTIONS

3.1 Participation and General Conditions. An Eligible Employee may elect to become a Participant by completing the Agreement and filing it with the Administrator prior to the Grant Date or by responding to enrollment procedures in the form and manner prescribed by the Administrator prior to the Grant Date. Payroll deductions for a Participant shall commence on the first payroll following the Grant Date and shall end on the last payroll in the Exercise Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 3.7 and 3.8 hereof.

Subject to applicable limits set forth in the Code and the Plan, as may be applicable, a Participant shall be permitted to make one lump sum cash contribution to the Plan during each Exercise Period; provided, however, that no such contribution shall be made less than seven (7) days prior to the Exercise Date.

On the Grant Date, each Eligible Employee who becomes a Participant, shall, without further action of the Administrator, be granted an Option to purchase a number of shares of Stock (including any fractional share) that, in the aggregate, have an exercise price (as described below) that is not more than the amount contributed to the Plan by the Participant. In addition, no Eligible Employee may be granted an Option which permits his rights to purchase Stock under the Plan and all other employee stock purchase plans (described in Section 423(b) of the Code) of the Company and its Affiliates to accrue at a rate that exceeds $25,000 of Fair Market Value of such Stock (determined on the date that the Option is granted) for each calendar year in which such Option is outstanding at any time. Each Option grant is subject to the following terms and conditions:

(a)	The exercise price of each Option shall be 85% of Fair Market Value of each share of Stock that is subject to the Option, determined on either the Grant Date or, if less, on the Exercise Date.

(b)	Each Option that is not exercised during an Exercise Period shall expire at the end of the Exercise Period in which the Option was granted, unless it expires sooner pursuant to Section 3.1(c).

(c)	Each Option shall expire on the date that the Eligible Employee terminates employment with the Company and all of its Affiliates; provided, however, that the Option shall terminate three months after such termination of employment if termination is due to the death or disability of the Eligible Employee. For purposes of this provision, a Participant shall be considered disabled if he has been determined to be disabled under the terms of the Company’s Long-Term Disability Plan.

(d)	A right to purchase Stock which has accrued under one Option granted hereunder may not be carried over to any other Option.

3.2 Right to Exercise. An Option shall be exercisable on each of the Exercise Dates of the Exercise Period that includes the Grant Date on which the Option was granted. An Eligible Employee must exercise an Option while he is an employee of the Company or an Affiliate or within the periods that are specified herein after termination of employment.

3.3 Method of Exercise. Unless a Participant withdraws from the Plan as provided in Section 3.7 hereof, or unless the Board otherwise provides, such Participant’s Option shall be exercised automatically on the Exercise Date, and the maximum number of shares of Stock (including fractional shares) subject to such Option will be purchased for such Participant at the applicable option price with the accumulated payroll deductions to the Participant’s Recordkeeping Account under the Plan pursuant to Section 3.4 hereof.

The shares of Stock purchased upon exercise of an Option hereunder shall be credited to the Participant’s Stock Account as of the Exercise Date and shall be deemed to be transferred to the Participant on such date. Except as otherwise provided herein, the Participant shall have all rights of a shareholder with respect to such shares of Stock upon their being credited to the Participant’s Stock Account.

3.4 Payment of Exercise Price. Amounts credited to a Participant’s Recordkeeping Account shall be accumulated and reserved for payment of the exercise price of Options granted hereunder.

(a)	A Participant may modify his election to participate in the Plan at any time by timely providing the Administrator written notice in the form prescribed by the Administrator. Such modification shall be effective on the first payroll date following such notice or, if later, the date specified in the notice.

(b)	An Agreement to begin or modify participation in the Plan must be completed by the Participant within the time prescribed by the Administrator prior to the last payroll date in the Exercise Period for which it is to be effective. If the Agreement is not timely, it shall take effect upon the next following Exercise Period.

(c)	Each Participant’s election specified under an Agreement shall remain in effect for successive Exercise Periods until modified or withdrawn by the Participant in accordance with this Section 3.4 and Section 3.7.

(d)	Interruptions in employment as a result, for example, of a lay-off or the Family and Medical Leave Act, are considered temporary interruptions in participation in the Plan and payroll deductions are to resume when the Eligible Employee returns to work.

3.5 Issuance of Stock. Unless the Participant withdraws from the Plan pursuant to Section 3.7, on each Exercise Date, the Company shall issue in book-entry format shares of Stock (including fractional shares) to a Participant as follows:

(a)	On each Exercise Date the Company shall determine the number of shares of Stock to be issued to each Participant by dividing the balance of such Participant’s Recordkeeping Account by the applicable exercise price of the Option.

(b)	The Company shall deduct from a Participant’s Recordkeeping Account the amount necessary to purchase the shares of Stock that can be acquired under the applicable Option.

(c)	If, on an Exercise Date, Participants in the aggregate have Options to purchase more shares of Stock than are available for purchase under the Plan, each Participant shall be eligible to purchase a reduced number of shares on a pro rata basis and any amounts remaining in the Recordkeeping Account shall be returned to such Participants, all as provided by rules and regulations adopted by the Administrator.

(d)	A Participant who has made contributions to a Recordkeeping Account and has withdrawn from the Plan under the terms of Section 3.7 may obtain payment of the amounts held in his Recordkeeping Account from the Company in the manner established by the Administrator . A Participant who has terminated employment shall be paid any amounts remaining in his Recordkeeping Account in the manner established by the Administrator.

3.6 Non-transferability. Any Option granted under this Plan shall not be transferable except by will or by the laws of descent and distribution and shall only be transferred in accordance with applicable restrictions. Only the Participant to whom an Option is granted may exercise such Option, unless he is deceased. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, garnishment or liability of such Participant.

3.7 Withdrawal. A Participant may withdraw from the Plan at any time in the manner prescribed by the Administrator. All of the Participant’s payroll deductions credited to his or her Recordkeeping Account shall be paid to such Participant in accordance with Section 3.5(d) and such Participant’s Option for the Exercise Period shall be automatically terminated, and no further payroll deductions for the purchase of shares of Stock shall be made for such Exercise Period. If a Participant withdraws from an Exercise Period, payroll deductions shall not resume at the beginning of any succeeding Exercise Period unless the Participant delivers to the Company a new Agreement.

A Participant’s withdrawal from an Exercise Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Exercise Periods which commence after the termination of the Exercise Period from which the Participant withdraws.

3.8 Termination of Employment. (a) Upon a Participant’s ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s Recordkeeping Account during the Exercise Period but not yet used to exercise the Option shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto by will or laws of descent and distribution or as otherwise provided in the manner prescribed by the Administrator, in accordance with Section 3.4(d).

(b) Company Option to Repurchase Stock. Upon termination of employment of any Participant other than for death, disability or retirement as defined in Section 4.4 hereof, the Company shall have the option to repurchase all, or any portion of, the shares owned by such Participant that, at the time of such termination, are subject to the restriction on transfer provided for in Section 4.4. Such option is exercisable by the Company for 30 days following such termination of employment by written notice to the Participant. The Company shall have the right to repurchase such shares at the purchase price per share paid by the Participant at the applicable Exercise Date.

3.9 Shareholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to his Option prior to the time that such Option is exercised on the Exercise Date.

3.10 Issuance of Shares. Shares of Stock issued pursuant to the exercise of Options hereunder shall be credited to the Stock Account of the Participant established by the Administrator as soon as administratively feasible after a Participant exercises an Option hereunder and executes any applicable shareholder agreement that the Company requires at the time of exercise. A Participant may request a stock certificate, which shall be issued as soon as administratively feasible following the lapse of the restrictions set forth in Section 4.4.

3.11 Application of Funds. All funds of Participants received or held by the Company under the Plan before purchase of the Stock may be held in bank accounts of the Company and shall not accrue interest.

3.12 Dividends. Dividends earned on shares of Stock held in the Employee’s Stock Account shall be credited to the Employee’s Recordkeeping Account and used to purchase additional shares of Stock at the same price and subject to the same terms and conditions (including, without limitation, the limits set forth in Section 3.1 hereof) as other shares purchased upon exercise of the next Option on the relevant Exercise Date.

ARTICLE 4.

STOCK SUBJECT TO PLAN

4.1 Source of Shares. Upon the exercise of an Option, the Company may credit to the Participant’s book-entry account authorized but unissued shares of Stock.

4.2 Maximum Number of Shares. The maximum aggregate number of shares of Stock that may be issued pursuant to the exercise of Options is 600,000, subject to increases and adjustments as provided in Article 6.

4.3 Forfeitures. If an Option is terminated, in whole or in part, the number of shares of Stock allocated to such Option or portion thereof may be reallocated to other Options to be granted under this Plan.

4.4 Restriction on Sale of Stock. A Participant shall be prohibited from selling any stock acquired under the terms of the Plan until the expiration of the period commencing on each Exercise Date and ending two years later. Notwithstanding the above, this sales restriction shall lapse upon the earlier of the death, disability or retirement of the Participant. For purposes of this provision, a Participant shall be considered disabled if he has been determined to be disabled under the terms of the Company’s Long-Term Disability Plan. The Administrator may waive this restriction in its sole discretion. For purposes of this provision a Participant shall be considered retired if he has ceased employment at 55 years of age or older with at least ten (10) years of service or at 65 years of age or older with at least five (5) years of service.

ARTICLE 5.

ADMINISTRATION OF THE PLAN

5.1 General Authority. The Plan shall be administered by the Administrator. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. The Administrator shall not be liable for any act done in good faith with respect to this Plan or any Agreement or Option. The interpretation and construction by the Administrator of any terms or provisions of this Plan or of any rule or regulation promulgated in connection herewith shall, to the fullest extent permitted by law, be conclusive and binding on all persons. In addition to all other authority vested with the Administrator under the Plan, the Administrator shall have the discretionary authority to:

(a)	Interpret all provisions of this Plan;

(b)	Prescribe the form of any Agreement and notice and manner for executing or giving the same;

(c)	Adopt, amend, or rescind rules for Plan administration; and

(d)	Make all determinations it deems advisable for the administration of this Plan.

5.2 Persons Subject to Section 16(b). Notwithstanding anything in the Plan to the contrary, the Board, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are members of the Committee subject to Section 16(b) of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

5.3 Designation of Affiliates. The Company may from time to time designate a “parent corporation,” as defined in Section 424(e) of the Code, or “subsidiary corporation,” as defined in Section 424(f) of the Code, to be a participating corporation in a manner that is consistent with Treasury Regulation § 1.423-2(c)(4). Corporations that are so designated shall be Affiliates for purposes of this Plan. Such designation shall be evidenced by the express inclusion of the corporation as an Affiliate within Section 2.2, the intentional act of the Company or the Administrator to communicate in writing the grant of Options hereunder to employees of a corporation, or such other written document that is intended to evidence such designation. The Company or Administrator may rescind the designation of a corporation as an Affiliate by adopting a writing that is intended to evidence such rescission.

ARTICLE 6.

ADJUSTMENT UPON CORPORATE CHANGES

6.1 Adjustments to Shares upon Changes in Capitalization. Subject to any required action by the stockholders of the Company and subject to Section 6.3, the reserves of authorized Stock, the maximum number of shares each Participant may purchase each Exercise Period, as well as the price per share and the number of shares of Stock covered by each Option under the Plan which has not yet been exercised shall, as the Administrator determines (in its sole discretion) to be appropriate, be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Company’s Stock, or any other increase or decrease in the number of shares of the Company’s Stock effected without receipt of consideration by the Company or there occurs any other event which in the judgment of the Administrator necessitates such action.

6.2 Dissolution, Liquidation, Merger or Asset Sale. In the event of the proposed dissolution or liquidation of the Company, a proposed merger of the Company with or into another corporation or a proposed sale of all or substantially all of the assets of the Company, the Exercise Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution, liquidation, merger or asset sale, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company’s proposed dissolution, liquidation, merger or asset sale. The Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Exercise Period as provided in Section 3.7 hereof. In addition, on the New Exercise Date the restrictions on transfer of shares of Stock purchased under the Plan provided for by Section 4.4 hereof shall automatically be waived. Notwithstanding the foregoing, if the Board determines, in its sole discretion, to continue the Plan upon a merger with or into another corporation, the Administrator may grant Options in substitution for stock awards, stock options, stock appreciation rights or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction to which Section 424(a) of the Code applies. The terms of such substituted Options shall be determined by the Administrator in its sole discretion, subject only to the limitations of Article 4.

6.3 No Preemptive Rights. The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Options.

ARTICLE 7.

LEGAL COMPLIANCE CONDITIONS

7.1 General. No Option shall be exercisable, no Stock shall be issued, no certificates for shares of Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all federal and state laws and regulations (including, without limitation, withholding tax requirements), federal and state securities laws and regulations and the rules of all national securities exchanges or self-regulatory organizations on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. No Option shall be exercisable, no Stock shall be issued, no certificate for shares shall be delivered and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from any regulatory bodies having jurisdiction over such matters.

7.2 Stock Holding Periods. In order for tax treatment under Section 421(a) of the Code to apply to Stock acquired hereunder, the Participant is generally required to hold such shares of Stock for two years after the Grant Date of an Option through which shares of Stock were acquired and for one year after the transfer of Stock to the Participant. A person holding Stock acquired hereunder who disposes of shares prior to the expiration of such holding periods, and in accordance with Section 4.4, shall notify the Company of such disposition in writing.

7.3 Stock Legends. Any certificate issued to evidence shares of Stock for which an Option is exercised may bear such legends and statements as the Company or Administrator may deem advisable to assure compliance with federal and state laws and regulations and any other restrictions. Such legends and statements may include, but are not limited to, restrictions on transfer.

7.4 Representations by Participants. As a condition to the exercise of an Option, the Company may require a Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares. At the option of the Company, a stop transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel was provided (concurred in by counsel for the Company) and stating that such transfer is not in violation of any applicable law or regulation may be stamped on the stock certificate in order to assure exemption from registration. The Administrator may also require such other action or agreement by the Participants as may from time to time be necessary to comply with the federal and state securities laws. This provision shall not obligate the Company or any Affiliate to undertake registration of options or stock hereunder.

ARTICLE 8.

GENERAL PROVISIONS

8.1 Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

8.2 Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon contractual obligations that may be created hereunder. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

8.3 Costs. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any brokerage fees incurred upon the sale of the stock or costs incurred in the issuance of a stock certificate shall be paid by the Participant.

8.4 Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The masculine gender when used herein refers to both masculine and feminine. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

8.5 Governing Law. The internal laws of the State of Nevada shall apply to all matters arising under this Plan, to the extent that federal law does not apply. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended, but is intended to comply with Section 423 of the Code. Any provisions required to be set forth in this Plan by such Code Section are hereby included as fully as if set forth in the Plan.

8.6 Compliance With Section 16 of the Exchange Act. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of this Plan or action by the Administrator fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Administrator.

8.7 Amendment. The Board may amend this Plan at any time; provided, however, that an amendment that would have an adverse effect on the rights of a Participant under an outstanding Option is not valid with respect to such Option without the Participant’s consent, except as provided in Section 4.4(a) and except where the Board determines that changes in applicable accounting rules or a change in applicable laws render an amendment desirable, in which case the Board may approve such amendment. Provided further, the shareholders of the Company must, within 12 months before or after the adoption thereof, approve any amendment that increases the number of shares of Stock in the aggregate which may be issued pursuant to Options granted under the Plan or changes the designation of the employees (or class of employees) eligible for participation in the Plan.

8.8 Termination. The Board may terminate this Plan at a any time or for any reason; provided, however, that no such termination can affect Options previously granted which would adversely affect the right of any Participant. Provided further, if the Board determines that changes in applicable accounting rules or a change in applicable laws renders a termination desirable, then the Board may approve such termination. The Plan shall terminate upon the earliest to occur of (i) the termination of the Plan by the Board in accordance with this Section 8.8, (ii) issuance of all of the shares of Stock reserved for issuance under the Plan, or (iii) ten (10) years from the effective date. The termination of the Plan shall be done in accordance with the procedures established by the Administrator.

8.9 Governmental Regulations. The Company’s obligation to sell and deliver its stock pursuant to the Plan is subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals of any governmental or regulatory authority as may be deemed necessary or appropriate by the Board.

8.10 Withholding. The Company reserves the right to withhold from stock or cash distributed to a Participant any amounts which it is required by law to withhold.

8.11 Effective Date of Plan. This Plan shall be effective and Options may be granted under this Plan on May 4, 2004, provided that no Option will be effective or exercisable unless and until this Plan is approved by shareholders of the Company in a manner that satisfies Treasury Regulation § 1.423-2 within 12 months of the date that the Board took action to adopt the Plan. All Options granted under the Plan will become void immediately following the 12-month anniversary of the date the Board adopted the Plan if such approval by shareholders has not yet been obtained.

APPENDIX B

AMCORE FINANCIAL, INC.

AUDIT COMMITTEE CHARTER

Revised and Restated: November 12, 2003

I. Purpose of the Committee

The Audit Committee is appointed by the Board of Directors of AMCORE Financial, Inc. (the “Company”) to monitor: 1) the integrity of the financial reporting process and systems of internal control over financial reporting of the Company; 2) the compliance by the Company with legal and regulatory requirements; and 3) the independence and performance of the Company’s internal and external auditors.

The Audit Committee has the responsibilities and powers set forth in this Charter. The Committee’s responsibility is one of oversight. The responsibility for the completeness and accuracy of the financial statements rests with the Company’s management. It is the responsibility of the Company’s auditors to perform an audit of the Company’s financial statements and to express an opinion on such financial statements. In fulfilling their responsibilities hereunder, each member of the Committee may rely on (i) the integrity of those persons and organizations within and outside the Company from which he or she receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) representations made by the Company’s management as to any information technology, internal audit and other non-audit services provided by the Company’s auditors.

II. Composition of the Committee

The Audit Committee shall be comprised of at least three and not more than six directors, each of whom shall in the judgment of the Board meet the independence, literacy and expertise requirements of the NASD, the Sarbanes-Oxley Act of 2002 (the “Act”), the Securities and Exchange Commission (the “SEC”), and such other regulatory agencies to which the Company may be subject. One member shall be designated in the judgment of the Committee as the “financial expert” of the Committee as such term is defined by the rules and regulations promulgated by the SEC pursuant to the Act.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

III. Meetings and Procedures

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter. The Committee shall meet as provided by its rules, which shall be at least three times annually or more frequently as circumstances require. The Board shall designate one member of the Committee as its Chairperson and one member to record minutes in executive session of the Committee. Special meetings of the Committee may be called by any member thereof upon not less than two days’ notice stating the place, date and hour of the meeting, which notice may be written or oral. A majority of the members of the Committee shall constitute a quorum for the transaction of business at any meeting and action of the Committee shall be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Board.

IV. Committee Responsibilities

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.	Review the Company’s annual audited financial statements prior to filing. Discuss with management and the independent auditors significant issues regarding accounting principles, critical accounting policies, accounting practices, and related judgments.

3.	Be available (or designate the Chairman of the Audit Committee to be available) at the request of either the independent auditors, management, or the Board, to discuss the Company’s quarterly financial results either before earnings release or before filing as considered appropriate in the circumstances.

4.	Participate as needed in meetings with management, the internal audit firm and the independent auditors to review the Company’s major financial risk exposures (meaning the financial reporting process and the safeguarding of assets) and the steps management has taken to monitor and control such exposures.

5.	Review significant findings reported by the independent auditors and the internal audit firm together with management’s response.

6.	Appoint the Company’s independent auditor, including approval of its compensation, which firm is ultimately accountable to the Audit Committee.

7.	Receive and review the appropriate annual engagement letter and approve the fees and compensation to be paid to the independent auditor for the annual audit and quarterly reviews.

8.	Review with the independent auditor the audit plan and approve all audit services to be provided by the independent auditor thereunder.

9.	Review, periodically, the Committee’s policy regarding the engagement of the Company’s independent auditor or other accounting firms and review and approve all services to be provided by the independent auditor or such other accounting firms in accordance with such policy.

10.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 and 90 relating to the conduct of the audit. Such review should also include:

(a)	Any problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

(b)	Any management letter provided by the auditor and the Company’s response to that letter.

(c)	Any changes required in the planned scope of the internal audit.

(d)	The internal audit vendor responsibilities.

(e)	Selection of new or changes to accounting policies or a change in the application of existing accounting policies.

(f)	Significant estimates, judgments and uncertainties in management’s preparation of financial statements.

(g)	Unusual transactions.

11.	Attempt to resolve all disagreements between the Company’s independent auditors and management regarding financial reporting.

12.	On an annual basis (or more often if considered necessary), receive from the independent auditor the letter required by Independence Standards Board Statement No. 1 (and any related amendments), and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

13.	Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, replace the independent auditor.

14.	Review the Annual Audit Plan for the internal audit firm and its performance under said plan, pursuant to its engagement. Discuss with the internal audit firm all significant relationships they have with the Company that could impair their independence in accordance with Statement on Auditing Standard No. 60. Retain or replace the internal audit firm.

15.	Assure preparation of the report required by the rules of the SEC to be included in the Company’s annual proxy statement and such other reports as required.

16.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct as reported to the Committee by regulatory agencies, external and internal auditors and legal counsel.

17.	Review and approve all related party transactions disclosable pursuant to Item 404(a) of Regulation S-K.

18.	Review with the Company’s legal counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

19.	Meet as needed with the Chief Executive Officer, Chief Financial Officer, the outsourced internal auditing firm and/or the independent auditor in executive sessions.

20.	Annually designate and disclose a member of the Committee as the “financial expert” for the Committee.

21.	Assure procedures are developed and in place for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, conduct investigations, to address disagreements, if any, between management and the independent auditor or to address compliance with laws and regulations and the Company’s Code of Conduct.

22.	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

V. Evaluation of the Committee

The Committee shall, on an annual basis, evaluate its performance under this Charter. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The Committee shall address all matters that the Committee considers relevant to its performance.

The Committee shall deliver to the Board a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VI. Investigations and Studies: Outside Advisers

The Audit Committee shall have the authority, to conduct any investigation appropriate to fulfilling its responsibilities and to retain, without need of approval of the engagement by the Board or management and at Company expense, special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company, the Company’s outside counsel, the internal audit firm, or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Chief Administrative Officer is designated the bank auditor and acts as the liaison between the Audit Committee and the outsourced internal audit function.

Adopted by the Audit Committee on November 12, 2003

Adopted by the Board of Directors of AMCORE Financial, Inc. on November 12, 2003

APPENDIX C

Audit Committee of the

Board of Directors of

AMCORE Financial, Inc.

Audit and Non-Audit Services Policy

I.    Statement of Principles

It is of fundamental importance that the shareholders of AMCORE possess confidence in the independence and objectivity of the independent auditors (“auditor”) chosen to audit AMCORE financial statements. As contemplated by the Sarbanes-Oxley Act of 2002 (the “Act”) and related Securities and Exchange Commission (“SEC”) rules, and as provided in the charter of the Audit Committee of the Board of Directors, the Audit Committee is responsible for the appointment, retention, compensation and oversight of AMCORE’s auditor. In connection with such responsibilities, the Audit Committee is required to pre-approve the services to be performed by the auditor. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, this Audit and Non-Audit Services Policy (this “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by AMCORE’s auditor may be pre-approved.

Proposed services either may (1) be pre-approved pursuant to pre-approval policies and procedures established by the Audit Committee that are detailed as to the particular service and do not delegate Audit Committee responsibilities to management (such as this Policy), without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”) or (2) require the specific pre-approval of the Audit Committee (“specific pre-approval”). As set forth in this Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by AMCORE’s auditor. Any proposed services exceeding the pre-approved maximum fee amount will also require specific pre-approval by the Audit Committee.

For both types of pre-approval, the Audit Committee shall consider whether the services to be performed by the auditor are consistent with the Act and applicable SEC rules on auditor independence and whether the provision of such services by the auditor would impair the auditor’s independence. In addition to the rules of the SEC relating to auditor independence, the Audit Committee will take into consideration any other relevant factors, including, among others:

•	whether the service facilitates the performance of the audit or improves the financial reporting process;

•	whether the subject of the proposed engagement is appropriate; as a general principle, auditors should not be engaged to provide non-audit services with respect to financial data, financial information systems or procedures that they will be required to test as part of their audit work;

•	whether the engagement fees for the non-audit work are material to the client and to the audit firm;

•	whether personnel who will be involved in the non-audit work are also involved in the audit work and, if so, whether the non-audit work will increase their knowledge of the business and thereby enhance their ability to perform the audit function; and

•	whether the role of those performing the service (e.g., a role where neutrality, impartiality and auditor skepticism are likely to be subverted) would be inconsistent with the auditor’s role; in particular, whether the role would place the auditor in a role of advocate for AMCORE or whether the audit firm’s personnel would be assuming a management role or creating a mutuality of interest with management.

The Audit Committee will also consider whether the auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with AMCORE’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance AMCORE’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. Since any non-audit engagement may raise concerns that the objectivity and independence of the auditor has been lessened, the Audit Committee will seek to ensure that AMCORE has a reasonable expectation of deriving value from the proposed engagement that it could not efficiently obtain from another vendor.

The Audit Committee will annually (expected to be in November) review and pre-approve the services that may be provided by the auditor during the following calendar year without obtaining specific pre-approval from the Audit Committee. The Audit Committee expects that the annual engagement letter with the auditor will contain a reasonably detailed description of services proposed to be provided by the auditor during the period covered by the engagement letter and related estimated fees (supported by reasonably detailed analyses). By approval of the engagement letter, these services will have specific pre-approval.

This Policy is designed (1) to be detailed as to the particular service to be provided by the auditor, (2) to ensure that the Audit Committee is informed of each service provided by the auditor and (3) to ensure that the policies and procedures set forth herein do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934 (the “Exchange Act”) to management. Nothing in this Policy shall be interpreted to be a delegation of the Audit Committee’s responsibilities under the Exchange Act. The Audit Committee, in adopting this Policy and providing for general pre-approval of services, is mindful that the SEC’s principles of independence with respect to services provided by auditors are largely predicated on three basic principles, violations of which would impair the auditor’s independence: (1) auditors cannot provide services that involve performing management functions or making management decisions, (2) auditors cannot audit their own work or provide non-audit services in situations where the non-audit services are significant/material to the subject matter of the audit and (3) auditors cannot serve in an advocacy role for their client. This Policy does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the auditor to management.

KPMG, as AMCORE’s auditor for 2003, has reviewed this Policy and believes that implementation of this Policy will not adversely affect its independence.

II. Delegation

As contemplated by the Act and applicable SEC rules, the Audit Committee hereby delegates to the Chairperson of the Audit Committee specific pre-approval authority, to the extent that any proposed engagement is not pre-approved as set forth in this Policy and provided that the estimated fee for any such engagement does not exceed $25,000. The Chairperson shall report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required by auditing standards generally accepted in the United States to be performed by the auditor to be able to form an opinion on AMCORE’s consolidated financial statements prepared in accordance with accounting standards generally accepted in the United States. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. Audit services shall also include the attestation engagement for the auditor’s report on management’s report on internal controls for financial reporting when the same becomes applicable under SEC rules. The Audit Committee will monitor the Audit services engagement as necessary, but no less than three times per year, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, AMCORE structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may pre-approve other Audit services, which are those services that only the auditor reasonably can provide. Other Audit services may include financial audits for subsidiaries or affiliates of AMCORE and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of AMCORE’s financial statements or that are traditionally performed by the auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general pre-approval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V. Tax Services

The Audit Committee believes that the auditor can provide Tax services to AMCORE such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the auditor may provide such services. Accordingly, the Audit Committee believes it may grant general pre-approval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the auditor in connection with a transaction initially recommended by the auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer of AMCORE to determine whether the tax planning and reporting positions are consistent with this policy. However, the Audit Committee is ultimately responsible for the determination of whether a Tax service would impair independence.

All Tax services which are not previously approved in connection with the auditor’s engagement letter must be specifically pre-approved by the Audit Committee, including Tax services proposed to be provided by the auditor to any executive officer or director of AMCORE, in his or her individual capacity, where such services are paid for by AMCORE.

VI. All Other Services

The Audit Committee believes that, in addition to the services discussed above, the auditor may provide certain non-audit services without impairing the auditor’s independence. Any permissible non-audit services to be provided to AMCORE by the auditor must be specifically pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this Policy as Exhibit I. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Pre-Approval Maximum Fee Amounts

Maximum fee amounts for pre-approved services to be provided by the auditor will be established annually by the Audit Committee and reviewed as the Audit Committee deems appropriate. Any proposed services exceeding these maximum fee amounts will require specific pre-approval by the Audit Committee, or its designee pursuant to Section II hereof. The Audit Committee is mindful of the overall relationship of fees for Audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee shall consider the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

VIII. Procedures

All requests or applications for services to be provided by the auditor will be submitted to the Chief Financial Officer and shall include a detailed description of the services proposed to be rendered. The Chief Financial Officer, in consultation with the Chief Administrative Officer will determine whether such services (1) require specific pre-approval, (2) are included within the list of services that have received general pre-approval of the Audit Committee or (3) have been previously pre-approved in connection with the auditor’s engagement letter for the current year or otherwise. Unless such determination is free from doubt, the Chief Financial Officer and Chief Administrative Officer shall consult with the Chairperson of the Audit Committee, who shall resolve such question as to whether any particular service has been pre-approved by the Audit Committee. The Audit Committee will be informed periodically, but no less than three times per year, of the services rendered by the auditor.

All services other than Audit services to be provided pursuant to the general pre-approval provisions of this Policy shall be provided by the auditor pursuant to an engagement letter with AMCORE that satisfies the following requirements (except that matters as to which an engagement letter would be impractical because of timing issues or because the matter is small may not be the subject of an engagement letter):

(1)	the engagement letter shall be in writing and signed by the auditor or its authorized representative;

(2)	the engagement letter shall set forth the particular non-audit services to be provided by the auditor which shall be within the categories of pre-approved non-audit services described in Parts IV-VI above;

(3)	the engagement letter shall set forth the total fees and expenses to be paid to the auditor for the non-audit services (or the manner of their determination), which shall not exceed the limitations on fees and expenses set forth in Parts IV-VI above; and

(4)	the engagement letter shall include a confirmation by the auditor that such non-audit services are not within a category of services the provision of which would impair the auditor’s independence under applicable SEC regulations.

Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the auditor and AMCORE’s Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

By this Policy, the Audit Committee designates RSM McGladrey, as outsourced Internal Auditor, to monitor the performance of all services provided by the auditor and to determine whether such services are in compliance with this Policy. RSM McGladrey will report to the Audit Committee on a periodic basis on the results of such monitoring. Both RSM McGladrey, as outsourced Internal Auditor, and management will immediately report to the Chairperson of the Audit Committee any breach of this Policy that comes to the attention of RSM McGladrey, as outsourced Internal Auditor, or any member of management.

The Audit Committee will also review RSM McGladrey’s annual internal audit plan to determine that the plan provides for the monitoring of the auditor’s services or will receive confirmation from RSM McGladrey, as outsourced Internal Auditor, that their responsibilities include such monitoring.

IX. Additional Requirements

The Audit Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the auditor and to assure the auditor’s independence from AMCORE, such as securing from and reviewing with the auditor a formal written statement delineating all relationships between the auditor and AMCORE, consistent with AICPA Independence Standards Board Standard No. 1, and discussing with the auditor its methods and procedures for ensuring independence.

Exhibit I to the Audit and Non-Audit Services Policy

Prohibited Non-Audit Services

(1)	Bookkeeping or other services related to the accounting records or financial statements of the audit client

(2)	Financial information systems design and implementation

(3)	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

(4)	Actuarial services

(5)	Internal audit outsourcing services

(6)	Management functions

(7)	Human resources

(8)	Broker-dealer, investment adviser or investment banking services

(9)	Legal services

(10)	Expert services unrelated to the audit

[LOGO]

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 4, 2004

6:00 P.M.

Coronado Theatre

314 North Main Street

Rockford, IL 61101

[LOGO]	proxy

Proxy Solicited on Behalf of the Board of Directors of AMCORE Financial, Inc. for the Annual Meeting on May 4, 2004.

The undersigned holder of Common Stock of AMCORE Financial, Inc. hereby appoints Kenneth E. Edge and James S. Waddell or each of them, with full power of substitution, to act as proxy for and to vote the stock of the undersigned at the Annual Meeting of Stockholders of AMCORE Financial, Inc. to be held at Coronado Theatre, 314 North Main Street, Rockford, Illinois at 6:00 p.m., Rockford time, on May 4, 2004 or any adjournment thereof.

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

See reverse to vote.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK  «««  EASY  «««  IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 3, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/amfi/ — QUICK  «««  EASY  «««  IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 3, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to AMCORE Financial, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò  Please detach here  ò

AMCORE Financial, Inc. 2004 Annual Meeting.

1. Election of directors:	01 Paula A. Bauer	04 Jack D. Ward	☐ Vote FOR	☐ Vote WITHHELD
	02 Karen L. Branding	05 Gary L. Watson	all nominees	from all nominees
	03 Paul Donovan		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the appointment of KPMG LLP as independent auditors.			☐ For ☐ Against ☐ Abstain

3. Approve the Amended and Restated AMCORE Stock Option Advantage Plan.			☐ For ☐ Against ☐ Abstain

Address Change? Mark Box ☐ Indicate changes below:			Date

Signature(s) in Box
Please sign exactly as your name(s)
appears on Proxy. If held in joint tenancy,
all persons must sign. Trustees,
administrators, etc., should include title
and authority. Corporations should
provide full name of corporation and title
of authorized officer signing the proxy.